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EXHIBIT 23.4

CONSENT OF ERNST & YOUNG AG, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-118519), and related Prospectus of Digital River, Inc. for the registration of $195 million of Convertible Senior Notes due January 1, 2024 and Shares of Common Stock Issuable Upon Conversion of the Notes, and to the incorporation by reference therein of our report dated May 18, 2004, with respect to the consolidated financial statements of element 5 Informationstechnologien und—dienstleistungen Aktiengesellschaft and subsidiaries appearing in the Form 8-K/A of Digital River, Inc.

Ernst & Young AG
Wirtschaftspruefungsgesellschaft
/s/  PETER NOLDEN
/s/  PPA. JUERGEN LUCKAS

Duesseldorf, Germany

November 15, 2004

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CONSENT OF ERNST & YOUNG AG, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM